UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2006

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices) (Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 28, 2006, our board of directors approved the terms of an executive consulting agreement with Capital Placement Holdings, Inc. under which Steven M. Oyer, the president and principal of Capital Placement Holdings and a member of our board of directors, has agreed to serve as our interim chief executive officer until such time as we find a qualified successor to Glenn L. Argenbright, our current president and chief executive officer. The agreement provides that Mr. Oyer will provide services to us as our interim chief executive officer. We have agreed to pay Capital Placement Holdings a fee of $25,000 per month for the length of the agreement. In connection with the agreement, we granted Mr. Oyer a fully-vested and exercisable non-statutory option to purchase 350,000 shares of our common stock under our 2000 stock incentive plan. In addition, we granted Mr. Oyer a non-statutory option to purchase 700,000 shares of our common stock that becomes exercisable upon the achievement of specified performance objectives. The options have an exercise price of $0.37 per share, which is equal to the last sale price per share of our common stock as reported on the Nasdaq Capital Market on the last trading day prior to the date of grant. The agreement commenced as of September 29, 2006 and continues until either party terminates the agreement upon 30 days advance written notice.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 29, 2006, Glenn L. Argenbright has been reassigned and will no longer serve as our president and chief executive officer. Mr. Argenbright will continue to serve as a member of our board of directors and has been named chairman of the board of directors and president and general manager of Registered Traveler Solutions, a division within Saflink that is focused exclusively on the national Registered Traveler program initiative.

On September 28, 2006, our board of directors appointed Steven M. Oyer, a member of our board of directors and chairman of the audit committee, to serve as interim chief executive officer while we search for Mr. Argenbright’s successor. Mr. Oyer will serve under the terms of a consulting agreement described under Item 1.01 of this report. Because of his appointment as interim chief executive officer, Mr. Oyer will be replaced as a member of the audit committee. Mr. Oyer has served as a member of our board of directors since December 2001. Mr. Oyer is president and principal of Capital Placement Holdings, Inc., a New York advisory firm. Mr. Oyer has 25 years investment industry and management experience, most recently as a managing director of Standard and Poor’s Investment Services, responsible for global business development. He served as our interim chief financial officer in 2001. Mr. Oyer is a member of the board of directors of Salton, Inc., SFP (NYSE), makers of the George Foreman Grill. He has been active in financial industry associations such as Family Office Exchange and has served on the leadership council of the Institute for Private Investors.

On September 25, 2006, Jon C. Engman submitted his resignation as our chief financial officer, effective November 24, 2006, for personal reasons and to pursue other interests. Our board of directors appointed Jeffrey T. Dick, our vice president of finance, to serve as acting chief financial officer following Mr. Engman’s departure while we search for Mr. Engman’s successor. Mr. Dick joined Saflink in August 2002 as the corporate controller and has been responsible for our accounting and finance functions since that time. Mr. Dick was promoted to vice president of finance in March 2006. Prior to joining Saflink, Mr. Dick held finance and accounting positions for Lumera Corporation, Mercata, Inc. and Captaris, Inc.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release, dated September 29, 2006, announcing management changes of Saflink Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saflink Corporation

Dated: September 29, 2006	By:	/s/ Jon C. Engman
	Name:	Jon C. Engman
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated September 29, 2006, announcing management changes of Saflink Corporation

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